Exhibit 99.1

Edison Schools Completes Acquisition of LearnNow, Inc

NEW YORK, July 5, 2001/PRNewswire/ — Edison Schools (Nasdaq: EDSN), the nation’s leading private manager of public schools, announced today that it had completed its acquisition of LearnNow, Inc., a rapidly growing education management company. Edison acquired LearnNow for approximately 1.4 million shares of its class A common stock. In addition, Edison has lent LearnNow $3 million to fund operations and expansion prior to closing.

Edison currently manages 113 public schools with a total enrollment of approximately 57,000 students. Through contracts with local school districts and public charter school boards, Edison assumes educational and operational responsibility for individual schools in return for per-pupil funding that is generally comparable to that spent on other public schools in the area. Over the course of three years of intensive research, Edison’s team of leading educators and scholars developed an innovative, research-based curriculum and school design. Edison opened its first four schools in August 1995, and has grown rapidly in every subsequent year.